NEWS FOR IMMEDIATE RELEASE
December 23, 2003	For Further Information Contact:
Paul M. Limbert
President & CEO (304) 234-9000

Nasdaq Trading Symbol: WSBC

WesBanco, Inc. Announces the Election of Paul M. Limbert to the Board of Directors

Wheeling, WV. Edward M. George, Chairman of the Board of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced that the WesBanco Board of Directors recently elected Paul M. Limbert to the holding company board at their December meeting.

Mr. Limbert has been a member of the management team at WesBanco for more than 25 years, currently serving as President & CEO of WesBanco, Inc., President & CEO of WesBanco affiliate WesBanco Bank, Inc. and Chairman of the Board of WesBanco Bank, Inc. He was elected as President of WesBanco, Inc. in August 2001 after serving as the company’s Executive Vice President and Chief Financial Officer. Mr. Limbert has served in the additional capacities of Senior Lending Officer for WesBanco and as President & CEO of WesBanco Bank Wheeling.

Mr. Limbert’s business and business community activities include his serving on the boards of directors of the Ohio Valley Industrial & Business Development Corporation (OVIBDC), the Wheeling Area Chamber of Commerce and Elmhurst. He also serves as the Treasurer of Vance Memorial Presbyterian Church in Wheeling. In addition to his local affiliations, Mr. Limbert is also a member of the boards of directors of the West Virginia Bankers Association, the West Virginia Education Alliance and the West Virginia Board of Banking and Financial Institutions, a position to which he was appointed by West Virginia Governor, Robert Wise.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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